Exhibit 5.2

September 25, 2015

Corrections Corporation of America

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	Corrections Corporation of America

Ladies and Gentlemen:

We have acted as special Maryland counsel to Corrections Corporation of America, a Maryland corporation (the “Company”), and CCA South Texas, LLC, a Maryland limited liability company (“CCA South Texas”), and CCA TRS, LLC, a Maryland limited liability company (together with CCA South Texas, the “Maryland Guarantors”), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of 5.00% Senior Notes due 2022 (the “Notes”) to be guaranteed on a senior unsecured basis by certain subsidiaries of the Company (including the Maryland Guarantors, the “Guarantors”), pursuant to the prospectus supplement dated September 21, 2015 (the “Prospectus Supplement”), supplementing the prospectus dated May 15, 2015 (together with the Prospectus Supplement, the “Prospectus”) that forms a part of the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 15, 2015.

The Notes will be issued pursuant to the Indenture, dated as of September 25, 2015 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 25, 2015, (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.

In our capacity as special Maryland counsel to the Company and the Maryland Guarantors and for the purposes of the opinions expressed herein, we have reviewed such corporate records, certificates and documents as we considered necessary for the purposes of the opinions expressed herein.

Based on the foregoing and subject to the assumptions and qualifications herein set forth, it is our opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Notes and to issue the Notes.

3.	The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder, including issuance of the Notes, have been duly authorized by the Company.

Corrections Corporation of America

September 25, 2015

4.	Each Maryland Guarantor is validly existing as a limited liability company in good standing under the laws of the State of Maryland.

5.	Each Maryland Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Supplemental Indenture, including its guarantee of the Notes.

6.	The execution and delivery by each Maryland Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Notes in accordance with the provisions of the Supplemental Indenture, have been duly authorized by the Maryland Guarantors.

In expressing the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so and (v) all public records reviewed by us or on our behalf are accurate and complete.

We have relied as to factual matters on information obtained from public officials and officers or representatives of the Company and the Maryland Guarantors. In giving our opinions set forth in numbered opinion paragraphs 1 and 4 above, our opinions are based solely on good standing certificates issued by the State Department of Assessments and Taxation of the State of Maryland on September 24, 2015, with respect to the Company and each of the Maryland Guarantors.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland, except that we express no opinion with respect to the blue sky or other securities laws or regulations of the State of Maryland. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.